Exhibit 99.1

Oregon Signs Long-Term Contract with NIC to Manage the Official State Web Portal

SALEM, Ore.--(BUSINESS WIRE)--December 6, 2011--NIC Inc., (NASDAQ: EGOV) the premier provider of official eGovernment online internet services, today announced that the state of Oregon has signed agreements with the Company’s wholly owned subsidiary, NICUSA, Inc., to provide eGovernment services and manage the state’s official web portal, http://www.oregon.gov. The agreements, which extend for 10 years through 2021, secure the primary funding source for the engagement, concluding a competitive bid process.

“Year after year NIC innovates to create new online services and develop state web portals that rank among the best in the nation,” said Dugan Petty, Oregon Chief Information Officer. “We look forward to partnering with NIC to create world class eGovernment services for Oregon citizens and businesses.”

The Oregon division of NICUSA, Inc. will focus on rapidly expanding the library of online services for Oregon businesses and citizens, as well as enhancing the transparency, accessibility, and overall eGovernment experience in the state.

“We are excited to welcome Oregon to the NIC family, and we appreciate the confidence the state has placed in us,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “Our team in Salem is already busy building new online services that will help make it easier to conduct business and interact with government in Oregon.”

The agreements require an investment by the Company to transition the state’s current payment processing system, as well as to rebuild and migrate hundreds of existing state agency websites and web applications from legacy systems during the first year. While the Company currently expects to begin generating revenues from the Oregon portal by the second half of 2012, it does not expect revenues to exceed the cost of portal revenues for the full 2012 fiscal year, as start-up costs are expected to be more dilutive to earnings than in other recent state portal engagements.

Oregon is the latest state to partner with NIC, joining Mississippi and Delaware as new state portals announced by NIC in 2011. Services in Oregon will be provided through a self-funded model, which does not require the use of appropriated taxpayer dollars.

“Over 85 percent of Oregonians have internet access, making Oregon the fourth highest online state in the nation, and our state is in a budget crisis. It was our goal to provide Oregon residents online internet services that meets their growing expectations to interact with government quickly and efficiently over the internet and at the same time, reduce the cost impact to the state budget,” said Wally Rogers, Oregon’s eGovernment Manager. “By placing more government services online through this unique self-funded model, we will be able to do just that.”

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The family of NIC companies provides eGovernment solutions for more than 3,000 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding implementation of the new contract, the Company’s potential financial performance relating to the new contract, the Company's upgrading and expanding of the new portal and the Company's development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations the recently awarded eGovernment contract and to transition and upgrade the new portal in a timely manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in signing contracts with new states and federal government agencies, including continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adoption those new services; acceptance of eGovernment services by businesses and citizens; competition; expenses related to pending litigation involving the Company’s CFO; and general economic conditions and the other important cautionary statements and risk factors described in NIC’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011 and in NIC’s Quarterly Reports on Form 10-Q filed with the SEC in 2011. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

CONTACT:
NIC Inc.
Angela Skinner, 913-754-7054
Director of Communications
askinner@egov.com